As filed with the Securities and Exchange Commission on April 14, 2023

1933 Act File No. 333-268498

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933	
PRE-EFFECTIVE AMENDMENT NO. ____	
POST-EFFECTIVE AMENDMENT NO. 1	X

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND
(Exact Name of Registrant as Specified in Charter)

Two International Place, Boston, Massachusetts 02110
(Address of Principal Executive Offices)

(617) 672-8305
(Registrant’s Telephone Number)

DEIDRE E. WALSH
c/o Eaton Vance Management
Two International Place, Boston, Massachusetts 02110
(Name and Address of Agent for Service)

EXPLANATORY NOTE

The Joint Prospectus/Proxy Statement and Statement of Additional Information, each in the form filed on January 9, 2023 on Form N-14 8C/A (File No. 333-268498) (Accession No. 0000940394-23-000028), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibits 4 and 12 to this Registration Statement, the Agreement and Plan of Reorganization and the tax opinion of Ropes & Gray LLP.

PART C

OTHER INFORMATION

Item 15.	Indemnification

The Registrant’s Amended and Restated By-Laws and the Form of Distribution Agreement contain provisions limiting the liability, and providing for indemnification, of the Trustees and officers under certain circumstances.

The Registrant’s Trustees and officers are insured under a standard investment company errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their official capacities as such. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

(1)	(a)	Agreement and Declaration of Trust dated March 30, 2005 filed as Exhibit (1)(a) is incorporated herein by reference to the Registrant’s initial Registration Statement on Form N-2 (File Nos. 333-123770, 811-21735) as to the Registrant’s common shares of beneficial interest (“Common Shares”) filed with the Securities and Exchange Commission on April 1, 2005 (Accession No. 0000898432-05-003034) (“Initial Common Shares Registration Statement”).
	(b)	Amendment to Agreement and Declaration of Trust dated August 11, 2008 filed as Exhibit (1)(b) is incorporated herein by reference to the Registrant’s initial Shelf Registration Statement on Form N-2 (File Nos. 333-214545, 811-21735) as to the Registrant’s common shares of beneficial interest (“Common Shares”) filed with the Securities and Exchange Commission on November 10, 2016 (Accession No. 0000940394-16-003207) (“Initial Shelf Registration Statement”).
(2)		Amended and Restated By-Laws dated August 13, 2020 is incorporated herein by reference to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 13, 2020 (Accession No. 0000940394-20-001216).
(3)		Not applicable.
(4)		Agreement and Plan of Reorganization by and between Eaton Vance Tax-Managed Buy-Write Strategy Fund and the Registrant filed herewith.
(5)		Form of Specimen Certificate for Common Shares of Beneficial Interest filed as Exhibit (5) is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registrant’s Initial Common Shares Registration Statement as filed with the Commission on May 25, 2005 (Accession No. 0000950135-05-003034) (“Pre-Effective Amendment No. 1”).

(6)	(a)	Investment Advisory Agreement dated March 1, 2021 between the Registrant and Eaton Vance Management filed as Exhibit (6)(a) is incorporated herein by reference to the Registrant’s Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission on April 23, 2021 (Accession No. 0000940394-21-000773) (“Post-Effective Amendment No. 2”).
	(b)	Investment Sub-Advisory Agreement dated March 1, 2021 between Eaton Vance Management and Parametric Portfolio Associates LLC filed as Exhibit (6)(b) is incorporated herein by reference to Post-Effective Amendment No. 2.
(7)	(a)	Form of Purchase Agreement filed as Exhibit (7)(a) is incorporated herein by reference to Pre-Effective Amendment No. 1.
	(b)	Form of Distribution Agreement with respect to the Rule 415 shelf offering filed as Exhibit (7)(b) is incorporated herein by reference to the Registrant’s Initial Shelf Registration on Form N-2 filed with the Securities and Exchange Commission on April 29, 2022 (Accession No. 0000940394-22-000949).
	(c)	Form of Sub-Placement Agent Agreement filed as Exhibit (7)(c) is incorporated herein by reference to the Registrant’s Initial Shelf Registration on Form N-2 filed with the Securities and Exchange Commission on April 29, 2022 (Accession No. 0000940394-22-000949).
(8)		Not Applicable.
(9)	(a)	Amended and Restated Master Custodian Agreement between Eaton Vance Funds and State Street Bank & Trust Company dated September 1, 2013 filed as Exhibit (9)(a) is incorporated herein by reference to Post-Effective Amendment No. 211 of Eaton Vance Mutual Funds Trust’s Registration Statement on Form N-1A (File Nos. 002-90946, 811-04015) filed September 24, 2013 (Accession No. 0000940394-13-001073).
	(b)	Amendment dated August 13, 2020 and effective May 29, 2020 to Amended and Restated Master Custodian Agreement between Eaton Vance Funds and State Street Bank & Trust Company dated September 1, 2013 filed as Exhibit (9)(b) is incorporated herein by reference to Post-Effective Amendment No. 79 of Eaton Vance Special Investment Trust’s Registration Statement on Form N-1A filed September 24, 2020 (Accession No. 0000940394-20-001312).
	(c)	Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (9)(c) is incorporated herein by reference to Post-Effective Amendment No. 108 of Eaton Vance Special Investment Trust’s Registration Statement on Form N-1A (File Nos. 02-27962, 811-1545) filed September 27, 2010 (Accession No. 0000940394-10-001000).
	(d)	Amendment Number 1 dated May 16, 2012 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (9)(d) is incorporated herein by reference to Post-Effective Amendment No. 39 of Eaton Vance Municipals Trust II’s Registration Statement on Form N-1A (File Nos. 033-71320, 811-08134) filed May 29, 2012 (Accession No. 0000940394-12-000641).
	(e)	Amendment dated September 1, 2013 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (9)(e) is incorporated herein by reference to Post-Effective Amendment No. 211 of Eaton Vance Mutual Funds Trust’s Registration Statement on Form N-1A (File Nos. 002-90946, 811-04015) filed September 24, 2013 (Accession No. 0000940394-13-001073).

	(f)	Amendment dated July 18, 2018 and effective June 29, 2018 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (9)(f) to Post-Effective Amendment No. 212 of Eaton Vance Growth Trust’s Registration Statement on Form N-1A filed July 31, 2018 (Accession No. 0000940394-18-001408) and incorporated herein by reference.
	(g)	Amendment dated August 13, 2020 and effective May 29, 2020 to Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (9)(g) is incorporated herein by reference to Post-Effective Amendment No. 79 of Eaton Vance Investment Trust’s Registration Statement on Form N-1A (File Nos. 033-01121, 811-04443) filed September 24, 2020 (Accession No. 0000940394-20-001312).
(10)		Not Applicable.
(11)		Opinion and Consent of Counsel filed as Exhibit (11) to Pre-Effective Amendment No. 1 to the initial Registration Statement on Form N-14 of the Registrant (File No. 333-268498) filed December 22, 2022 (Accession No. 0000940394-22-001565).
(12)		Opinion of Ropes & Gray LLP supporting the tax matters discussed in the Proxy Statement/ Prospectus filed herewith.
(13)	(a)	Transfer Agency and Services Agreement dated February 5, 2007 between American Stock Transfer & Trust Company and each Registered Investment Company listed on Exhibit 1 filed as Exhibit (13)(a) is incorporated herein by reference to Pre-Effective Amendment No. 3 to the initial Registration Statement on Form N-2 of Eaton Vance Tax-Managed Global Diversified Equity Income Fund (File Nos. 333-138318, 811-21973) filed February 21, 2007 (Accession No. 0000950135- 07- 000974).
	(b)	Amendment dated April 21, 2008 to Transfer Agency and Services Agreement dated February 5, 2007 between American Stock Transfer & Trust Company and each Registered Investment Company listed on Exhibit 1 filed as Exhibit (13)(b) is incorporated herein by reference to Pre-Effective Amendment No. 1 to the initial Registration Statement on Form N-2 of Eaton Vance National Municipal Opportunities Trust (File Nos. 333-156948, 811-22269) filed April 21, 2009 (Accession No. 0000950135- 09- 083055).
	(c)	Amendment dated June 13, 2012 to Transfer Agency and Services Agreement dated February 5, 2007 between American Stock Transfer & Trust Company and each Registered Investment Company listed on Exhibit 1 filed as Exhibit (13)(c) is incorporated herein by reference to Pre-Effective Amendment No. 2 to the initial Registration Statement on Form N-2 of Eaton Vance High Income 2021 Target Term Trust (File Nos. 333-209436, 811-23136) filed April 25, 2016 (Accession No. 0000950135- 16- 552383).
	(d)	Administrative Services Agreement dated March 1, 2021 between the Registrant and Eaton Vance Management filed as Exhibit (13)(d) is incorporated herein by reference to Post-Effective Amendment No. 2.
	(e)	Form of Organizational and Expense Reimbursement Arrangement filed as Exhibit (13)(e) is incorporated herein by reference to Pre-Effective Amendment No. 1.
	(f)	Form of Additional Compensation Agreement filed as Exhibit (13)(f) is incorporated herein by reference to Pre-Effective Amendment No. 2 to the Registrant’s initial Common Shares Registration Statement on Form N-2 as filed with the Commission on July 25, 2005 (Accession No. 0000950135-05-003471) (“Pre-Effective Amendment No. 2”).
	(g)	Form of Structuring Fee Agreement filed as Exhibit (13)(g) is incorporated herein by reference to Pre-Effective Amendment No. 2.

	(h)	Letter Agreement with Eaton Vance Management dated June 16, 2005 filed as Exhibit (13) (h) is incorporated herein by reference to Pre-Effective Amendment No. 2.
(14)		Consent of Independent Registered Public Accounting Firm filed as Exhibit (14) to Pre-Effective Amendment No. 1 to the initial Registration Statement on Form N-14 of the Registrant (File No. 333-268498) filed December 22, 2022 (Accession No. 0000940394-22-001565).
(15)		Not Applicable.
(16)		Power of Attorney filed as Exhibit (16) to Pre-Effective Amendment No. 1 to the initial Registration Statement on Form N-14 of the Registrant (File No. 333-268498) filed December 22, 2022 (Accession No. 0000940394-22-001565).
(17)
	(a)	Form of Proxy is filed Pre-Effective Amendment No. 1 to the initial Registration Statement on Form N-14 of the Registrant (File No. 333-268498) filed December 22, 2022 (Accession No. 0000940394-22-001565).
	(b)	Form of Dividend Reinvestment Plan filed as Exhibit (17)(d) is incorporated herein by reference to Pre-Effective Amendment No. 1.
(18)		Calculation of Filing Fee Table filed as Exhibit (18) to Pre-Effective Amendment No. 1 to the initial Registration Statement on Form N-14 of the Registrant (File No. 333-268498) filed December 22, 2022 (Accession No. 0000940394-22-001565).

Item 17.	Undertakings.

(1)       The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)       The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)       The undersigned Registrant agrees to file by post-effective amendment, an opinion of counsel supporting the tax consequences of the proposed Reorganization within a reasonably prompt time after receipt of such opinion.

NOTICE

A copy of the Agreement and Declaration of Trust of Eaton Vance Tax-Managed Buy-Write Opportunities Fund is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement has been signed on its behalf by the Registrant, in the City of Boston, and the Commonwealth of Massachusetts, on the 14th day of April, 2023.

EATON VANCE TAX-MANAGED BUY-WRITE

OPPORTUNITIES FUND

 /s/ R. Kelly Williams, Jr.

R. Kelly Williams, Jr.

President

Pursuant to the requirements of Section 6(a) of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date

/s/ R. Kelly Williams, Jr.	President (Chief Executive Officer)	April 14, 2023
R. Kelly Williams, Jr.

James F. Kirchner*	Treasurer (Principal Financial and Accounting Officer)	April 14, 2023
James F. Kirchner

	Trustee	April 14, 2023
Alan C. Bowser

Thomas E. Faust Jr.*	Trustee	April 14, 2023
Thomas E. Faust Jr.

Mark R. Fetting*	Trustee	April 14, 2023
Mark R. Fetting

Cynthia E. Frost*	Trustee	April 14, 2023
Cynthia E. Frost

George J. Gorman*	Trustee	April 14, 2023
George J. Gorman

Valerie A. Mosley*	Trustee	April 14, 2023
Valerie A. Mosley

	Trustee	April 14, 2023
Anchal Pachnanda

Keith Quinton*	Trustee	April 14, 2023
Keith Quinton

Marcus L. Smith*	Trustee	April 14, 2023
Marcus L. Smith

Susan J. Sutherland*	Trustee	April 14, 2023
Susan J. Sutherland

Scott E. Wennerholm*	Trustee	April 14, 2023
Scott E. Wennerholm

Nancy A. Wiser*	Trustee	April 14, 2023
Nancy A. Wiser

* By: /s/ Nicholas S. Di Lorenzo
Nicholas S. Di Lorenzo As Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number Description

(4)	Agreement and Plan of Reorganization by and between Eaton Vance Tax-Managed Buy-Write Strategy Fund and the Registrant
(12)	Opinion of Ropes & Gray LLP supporting the tax matters discussed in the Proxy Statement/ Prospectus